Exhibit 23.9

CONSENT OF INDEPENDENT APPRAISAL FIRM

We consent to the use of our valuation report dated November 8, 2007 on Form F-4. Our report is related to the calculation of the exchange ratios of RPI, CBPI and DPPI (Ipiranga Group) shares not owned by Ultrapar, for Ultrapar shares, with the appraisal of the equity of both Ultrapar and Ipiranga Group, under the same criteria and on the same dates, and at market price, for the specific purposes of Article 264 of Brazilian Corporate Law.

/s/ Luiz Paulo César Silveira
Luiz Paulo César Silveira
Director

APSIS CONSULTORIA EMPRESARIAL LTDA

Rio de Janeiro, Brazil

November 9, 2007